Exhibit 99.1

Tri-Valley Corporation Announces Commencement of New Drilling at Claflin

Drilling Begun on the First of Six New Wells

Company Successfully Resolves Listing Deficiency with NYSE Amex

BAKERSFIELD, Calif.--(BUSINESS WIRE)--April 4, 2011--Tri-Valley Corporation (NYSE Amex:TIV) today announced that drilling has begun on the first of six new vertical wells to develop proved undeveloped (“PUD”) reserves at its Claflin oil project, located in the Edison Oil Field near Bakersfield, California. The Company expects to complete the drilling of all six wells to an approximate depth of 1,000 feet within the next three weeks. Following completion, the new wells will receive their initial steam injection cycle and should be producing first oil by June. An evaluation period of 60 to 90 days will follow to analyze results before commencing the second drilling phase at Claflin.

“We are off to a successful start on a key 2011 initiative for the Company, to increase oil production by converting a portion of our PUD reserves into the proved, developed, and producing (“PDP”) category,” said Maston N. Cunningham, President and CEO of Tri-Valley Corporation. “Based upon our year-end independent reserve report, Claflin has over two million barrels of PUD reserves in place. Our plan is to drill a total of 22 new wells at Claflin during the year, including 13 vertical wells and nine horizontal wells, and to install facility upgrades. If we are successful, we expect Claflin to exit the year with gross daily production of about 800 barrels of oil with an API gravity of 16 degrees and anticipate a peak oil production rate of about 1,200 barrels per day from the site in 2012. We also anticipate that additional PUD reserves can be established as these existing locations are converted into the PDP category.”

During 2010, the Company reactivated four of eight existing wells at Claflin that had been drilled during the 1960’s in order to hold the lease by production. Permitting for a 3-D seismic program of Claflin and the adjoining Brea lease, which Tri-Valley also holds, is underway with results from the seismic study anticipated by late May. The seismic data will allow the Company to optimize the locations of its development wells and provide better control during the drilling of horizontal wells on the properties. Tri-Valley has a 100% working interest and an 87.5% net revenue interest in Claflin.

The Company also announced that it has received notification from NYSE Amex confirming that, based on its review of Tri-Valley Corporation’s publicly available information, the Company has successfully resolved its continued listing deficiency. As previously disclosed, the Company raised sufficient capital to meet the NYSE Amex stockholders’ equity requirement of $6 million, with total stockholders’ equity at December 31, 2010 of $6.2 million.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. By way of example, statements contained in this press release related to the expected timeline for well-drilling completion, first oil production, installation of facility upgrades and seismic study results, as well as the anticipated number of wells to be drilled, gross barrel production and production rates, and such other future events, business plans and objectives of management for future operations, are forward-looking statements. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: the Company’s ability to obtain additional funding; imprecise estimates of oil reserves; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; fluctuations in oil prices; and such other risks and factors that are discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including under “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Except as required by law, the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Tri-Valley Corporation
John Durbin, 661-864-0500
jdurbin@tri-valleycorp.com
or
EVC Group, Inc.
Investor Contacts:
Doug Sherk or Jenifer Kirtland, 415-896-6820
dsherk@evcgroup.com
jkirtland@evcgroup.com
Media Contact:
Chris Gale, 646-201-5431
cgale@evcgroup.com